Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-11 of our report dated November 24, 2010 relating to the financial statements of Grubb & Ellis Apartment REIT Holdings, L.P. appearing in the Prospectus, which is part of this Registration Statement, and of our report dated November 24, 2010, relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to us under the “Experts” heading in such Prospectus.
/s/ Deloitte & Touche LLP
Los Angeles, California
November 24, 2010